Exhibit 99.1

                     [HFB FINANCIAL CORPORATION LETTERHEAD]


DATE:  August 22, 2001
FOR IMMEDIATE RELEASE

CONTACT: HFB Financial Corporation, Middlesboro, Kentucky
         David B. Cook, President, (505) 248-1098

            HOME FEDERAL BANK, FSB TO CONVERT TO A KENTUCKY-CHARTERED
                                 COMMERCIAL BANK


     MIDDLESBORO, Ky., August 22, 2001 (BUSINESS WIRE) - HFB Financial Corporation (Nasdaq: HFBA), the parent company of Home Federal Bank, a Federal Savings Bank, announced today that its Board of Directors has authorized Home Federal Bank to convert from a federally-chartered savings bank to a Kentucky-chartered commercial bank. The conversion is subject to regulatory approval by federal and Kentucky banking regulators.

     The purpose of the conversion is to allow Home Federal Bank to operate more competitively and efficiently as a community bank. As a Kentucky-chartered commercial bank, Home Federal Bank will continue to offer its traditional products and services to residents of the community and will also have an enhanced ability to offer its products and services to local businesses as well. All of the Bank's current branches will continue to operate as before the conversion, and all current deposits and loans will remain unaffected by the conversion. The Bank will also retain its current name, "Home Federal Bank."

     "The charter conversion will permit us to offer a wider range of products and services to better serve the community as a whole. We are excited about the opportunities as we embark on a new stage in the growth of Home Federal Bank," said David B. Cook, President and Chief Executive Officer of Home Federal Bank.

     At June 30, 2001, HFB Financial Corporation had total assets of $217,404,589 with three community banking offices in Bell County and Harlan County, Kentucky and one community banking office in Claiborne County, Tennessee.

     This news release contains forward-looking statements regarding HFB Financial Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the HFB Financial Corporation's filings with the Securities and Exchange Commission.